Exhibit 10.1

PO Box 429, 13181 Hwy 55 Donnelly, ID 83615 (208) 901-3060 PerpetuaResources.com

March 14, 2024

Laurel Sayer

[***]

Subject: First Amendment to Employment Agreement

Dear Laurel,

The items below relate to amendments to your Employment Agreement with Perpetua Resources Idaho, Inc. (the "Company") dated September 19, 2016 (your “Employment Agreement”). Your Employment Agreement will be amended as reflected in this First Amendment to the Employment Agreement (this “First Amendment”). The Employment Agreement, as amended by this First Amendment, contains the entire agreement between the parties, and there are no agreements, warranties, or representations that are not set forth in the Employment Agreement and this First Amendment. The terms in this First Amendment supersede any contrary provisions in the Employment Agreement to the extent that the terms of this First Amendment and the Employment Agreement expressly conflict. Unless otherwise defined herein, all capitalized but undefined terms shall continue to have the same meaning given such term within the Employment Agreement. Unless expressly amended herein, all provisions of the Employment Agreement remain in full force and effect. In consideration of the mutual representations and agreements contained in this First Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment Position (Title)

•	Effective immediately, your new Title shall be Senior Advisor to Chief Executive Officer. Prior to June 30, 2024, your duties and responsibilities shall include supporting Jonathan Cherry’s transition into the role of President and Chief Executive Officer of Perpetua Resources Corp. After June 30, 2024, your duties and responsibilities will be focused on community support, government relations, and supporting all permitting efforts. Additionally, you hereby give notice of your retirement from the Company to be effective on April 1, 2025.

2.	Salary

•	Effective July 1, 2024, your gross annual salary will be $200,000 (USD) paid on a full-time basis.

3.	Incentive Share Options/Units

•	You shall be eligible from time to time to receive awards under the Company’s Omnibus Equity Incentive Plan (the “Plan”), subject to the approval and in the sole discretion of the Board of Directors of Perpetua Resources Corp. (the “Board”) and/or the committee of the Board that is authorized to administer the Plan pursuant to its terms (the “Plan Administrator”).

•	Effective July 1, 2024, you will be eligible to receive a target equity-based award equal in value on the date of grant to 125% of your annual salary on the date of grant, subject to the Plan Administrator’s approval and in its sole discretion, and further subject to the Plan and an individual award agreement which shall be provided to you at the time of the grant of any such award.

Responsible Mining. Critical Resources. Environmental Restoration.	1

4.	Annual Incentive Plan Entitlement/Short Term Incentive Plan

•	Effective July 1, 2024, your target award percentage under the Annual Incentive Plan shall be amended to 35% of your annual salary for the remainder of the 2024 calendar year and for any subsequent year in which you are eligible to participate in the Annual Incentive Plan. For purposes of clarity, your target award percent under the Annual Incentive Plan for the period beginning January 1, 2024, and ending June 30, 2024, shall not be modified by this First Amendment. If applicable Performance Objectives are not met, the entitlement may be zero.

If you are in agreement with the above changes, please sign in the space provided below and return this Employment Agreement Amendment to Tanya Nelson in person or via scanned PDF file to [***].

Yours Truly,

PERPETUA RESOURCES CORPORATION:	/s/ Jessica Largent

Per Authorized Signatory

PERPETUA RESOURCES IDAHO, INC.:	/s/ Jessica Largent

Per Authorized Signatory

I accept the above-mentioned changes.

LAUREL SAYER:	/s/ Laurel Sayer

Critical Resource. Responsible Mining. Sustainable Approach.	2